                                                                    Exhibit 10.1

                    AGREEMENT AND PLAN OF REORGANIZATION OF


                           ALLEGRO ENTERPRISES, INC.

                            REGIONAL RECYCLING, INC.

                            LEE BIN CONTAINERS, INC.

                           MADISON ENTERPRISES, INC.

                      FRANK AND JOSEPH SAVINO PARTNERSHIP

                                      AND

                      EASTERN ENVIRONMENTAL SERVICES, INC.

                               TABLE OF CONTENTS
                               -----------------

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AGREEMENT AND PLAN OF REORGANIZATION....................................................................   1

RECITALS................................................................................................   1

ARTICLE I  REORGANIZATION; CLOSING......................................................................   2
     Section 1.1  Incorporation of Recitals.............................................................   2
     Section 1.2  Place for Closing.....................................................................   2
     Section 1.3  Agreement to Exchange Stock for Stock and Assets; Consideration.......................   2
     Section 1.4  Calculation of EESI Stock.............................................................   4
     Section 1.5  Description of Seller Stock and Assets................................................   5
     Section 1.6  Excluded Assets.......................................................................   6
     Section 1.7  Assumption of Obligations.............................................................   6
     Section 1.8  [Intentionally Omitted]...............................................................   7
     Section 1.9  Term And Time For Closing.............................................................   7
     Section 1.10 Deliveries by Purchaser...............................................................   8
     Section 1.11 Deliveries by Sellers.................................................................   8
     Section 1.12 Transfer Tax, Allocation of Purchase Price and Bulk Sales.............................   9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS................................................   9
     Section 2.1  Organization and Standing.............................................................  10
     Section 2.2  Company Stock.........................................................................  10
     Section 2.3  Contracts, Permits and Material Documents.............................................  10
     Section 2.4  Personal and Real Property............................................................  11
     Section 2.5  Customers.............................................................................  12
     Section 2.6  Title.................................................................................  12
     Section 2.7  Financial Statements..................................................................  13
     Section 2.8  Liabilities; Accounts Receivable and Working Capital..................................  13
     Section 2.9  Fiscal Condition......................................................................  14
     Section 2.10 Tax Returns...........................................................................  15
     Section 2.11 Policies of Insurance.................................................................  15
     Section 2.12 Employees, Pensions and, ERISA........................................................  15
     Section 2.13 Legality of Operation.................................................................  17
     Section 2.14 Corrupt Practices.....................................................................  19
     Section 2.15 Legal Compliance......................................................................  19
     Section 2.16 Transaction Intermediaries............................................................  20
     Section 2.17 Intellectual Property.................................................................  20
     Section 2.18 Competition...........................................................................  20
     Section 2.19 Shareholder Loans.....................................................................  20
     Section 2.20 Conduct of Business...................................................................  20
     Section 2.21 Disclosure............................................................................  20

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................................  21
     Section 3.1  Structure.............................................................................  21
     Section 3.2  Authorization to Proceed with this Agreement..........................................  21
     Section 3.3  Absence of Intermediaries.............................................................  21
     Section 3.4  Public Reports........................................................................  21
     Section 3.5  EESI Stock............................................................................  21
     Section 3.6  Authorization.........................................................................  21
     Section 3.7  Contravention; Consents and Approvals.................................................  21

ARTICLE IV  ADDITIONAL AGREEMENTS OF SELLERS............................................................  22
     Section 4.1  Investment Representations and Covenants of Shareholders..............................  22
     Section 4.2  Plan of Reorganization................................................................  23
     Section 4.3  Access to Records.....................................................................  23
     Section 4.4  Continuation of Business..............................................................  23
     Section 4.5  Continuation of Insurance.............................................................  24
     Section 4.6  Standstill Agreement..................................................................  24
     Section 4.7  Audited Financial Statements..........................................................  24
     Section 4.8  Pooling of Interests..................................................................  25
     Section 4.9  Shareholder Debt......................................................................  25

ARTICLE V   ADDITIONAL AGREEMENTS OF PURCHASER..........................................................  26
     Section 5.1  Registration Rights...................................................................  26
     Section 5.2  Books and Records.....................................................................  26
     Section 5.3  Replacement of Indebtedness...........................................................  27
     Section 5.4  Permitted Actions.....................................................................  27

ARTICLE VI  CONDITIONS OF PURCHASER.....................................................................  27
     Section 6.1  Compliance by Sellers.................................................................  28
     Section 6.2  Litigation Affecting This Transaction.................................................  28
     Section 6.3  Fiscal Condition of Business..........................................................  28
     Section 6.4  Opinion of Counsel....................................................................  28
     Section 6.5  Consents..............................................................................  28
     Section 6.6  Financial Statements..................................................................  28
     Section 6.7  Pooling of Interests Advice...........................................................  28
     Section 6.8  Title to Real Property; Survey........................................................  28
     Section 6.9  HSR...................................................................................  29
     Section 6.10 Company Debt..........................................................................  29
     Section 6.11 Due Diligence.........................................................................  29

ARTICLE VII CONDITIONS OF SELLERS.......................................................................  29
     Section 7.1  Compliance by Purchaser...............................................................  29
     Section 7.2  Litigation Affecting This Transaction.................................................  29
     Section 7.3  Payment...............................................................................  29
     Section 7.4  Consents..............................................................................  29
     Section 7.5  Opinion of Counsel....................................................................  30

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ARTICLE VIII INDEMNIFICATION............................................................................  30
     Section 8.1  Indemnification by Sellers............................................................  30
     Section 8.2  Indemnification by Purchaser..........................................................  30
     Section 8.3  Procedure for Indemnification with Respect to Third Party Claims......................  31
     Section 8.4  Procedure for Non-Third Party Claims..................................................  32
     Section 8.5  Survival of Claims....................................................................  32
     Section 8.6  Limitation............................................................................  32

ARTICLE IX   OTHER PROVISIONS...........................................................................  33
     Section 9.1  Nondisclosure by Sellers..............................................................  33
     Section 9.2  Nondisclosure by Purchaser............................................................  33
     Section 9.3  Assignment; Binding Effect; Amendment.................................................  33
     Section 9.4  Entire Agreement......................................................................  34
     Section 9.5  Counterparts..........................................................................  34
     Section 9.6  Notices...............................................................................  34
     Section 9.7  Governing Law.........................................................................  35
     Section 9.8  No Waiver.............................................................................  35
     Section 9.9  Captions..............................................................................  35
     Section 9.10 Severability..........................................................................  35
     Section 9.11 Construction..........................................................................  35
     Section 9.12 Extension or Waiver of Performance....................................................  35
     Section 9.13 Liabilities of Third Parties..........................................................  35
     Section 9.14 Disclosure on Schedules...............................................................  36
     Section 9.15 Arbitration...........................................................................  36
     Section 9.16 Costs and Expenses....................................................................  37
     Section 9.17 Certain Pricing Determination.........................................................  37

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


  This Agreement and Plan of Reorganization ("Agreement") is made as of May 18, 1998, by and among the individuals and entities set forth on the signature page under the heading "Shareholders"("Shareholders"), Regional Recycling, Inc. ("Regional"), Allegro Enterprises, Inc. ("Allegro"), Lee Bin Containers, Inc. ("Lee Bin"), Madison Enterprises, Inc. ("Madison"), Joseph and Frank Savino Partnership (the "Partnership"), and Eastern Environmental Services, Inc. ("EESI"). For purposes of this Agreement, EESI is referred to as "Purchaser"; Regional, Lee Bin, and Allegro are collectively referred to as the "Companies" and individually as a "Company;" and the Companies, Madison and the Partnership, and the Shareholders are collectively referred to as the "Sellers."

                                    RECITALS
                                    --------

  Each of the individual Shareholders is the owner of the outstanding capital stock of each of the Companies, as set forth on Exhibit "A" attached; together the Shareholders own all of the outstanding capital stock of the Companies; and the Shareholders together own all of the interests in the Partnership.
Regional, Lee Bin, Madison, and Allegro are New Jersey corporations. The Companies are in the business of collecting, transporting, recycling and disposing of commercial, medical, industrial, and municipal solid waste in the State of New Jersey and operating and (together with Madisons) owning a transfer station (the "Transfer Station") located at 295 Frelinghysen Avenue, Newark, New Jersey, which is licensed by the State of New Jersey to accept 600 tons of municipal solid waste per day (collectively, the "New Jersey Business").
Madison owns all of the real property on which the Transfer Station is located (the "Transfer Station Property") and certain of the personal property and equipment comprising the Transfer Station. The Partnership owns an 80% interest in a parcel of real property 1024 Jefferson Street, Hoboken, New Jersey, which is used as the office of the Companies and the maintenance garage and parking facility for vehicles and equipment owned by the Companies (the "Hoboken Property"). The remaining interest in the Hoboken Property is held by Madison. Except for these interests in real property and the assets set forth on Schedule 2.4(d), neither Madison nor the Partnership holds any assets, and neither engages in any operations or business.

  The parties hereto desire that substantially all of the assets of the Companies and the interests of Madison and the Partnership in the real property used in the New Jersey Business be acquired, directly or indirectly, by EESI in exchange solely for the voting stock of EESI on the terms contained herein. The parties intend that the acquisitions of Lee Bin, Allegro, Madison and Regional contemplated hereby qualify as reorganizations within the meaning of Sections 368(a)(1)(C) and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and that, as a result of the transactions contemplated hereby, the Purchaser shall acquire all assets and properties used in the New Jersey Business.

  Simultaneously with the execution and delivery of this Agreement, the Shareholders and the Purchaser have entered into a second Agreement and Plan of Reorganization (the "New York Agreement") relating to the acquisition by the Purchaser from Lee Bin, Allegro, Allegro Carting and Recycling, inc., Allegro Transportation, Inc., the Partnership, and Joseph Savino and Sons, Inc., entities wholly controlled by the Shareholders, of substantially all of their assets (other than assets to be conveyed to Purchaser hereunder) in exchange solely for the voting stock of EESI on the terms contained therein. The parties intend that the transactions contemplated by this Agreement and the New York Agreement shall be closed simultaneously and that such acquisitions be treated (together or separately) as a pooling of interests for accounting purposes. However, the parties recognize that simultaneous closings may not be possible. Therefore, the closing under this Agreement and the New York Agreement are not contingent upon each other, and the parties have agreed that they will not treat the transactions as poolings of interests if a closing under the New York Agreement does not occur within one year of the date of this Agreement.


                                   ARTICLE I
                            REORGANIZATION; CLOSING
                            -----------------------

        Section 1.1  Incorporation of Recitals.  The recitals set forth above
                     -------------------------
are incorporated herein by reference and are a part of this Agreement.

        Section 1.2  Place for Closing.  Subject to Section 1.9 hereof, closing
                     -----------------
under this Agreement shall take place at the offices of Muchnick, Golieb & Golieb, P.C., 630 Fifth Avenue, New York, New York 10111, or such other place as the parties hereto may agree upon. The date that Closing occurs is referred to hereinafter as the "Closing Date" and the act of closing as "Closing."

        Section 1.3  Agreement to Exchange Stock for Stock and Assets;
                     -------------------------------------------------
                     Consideration.
                     --------------
        (a) At the Closing, (i) the Shareholders shall transfer and deliver to the Purchaser or to one or more wholly-owned subsidiaries of Purchaser designated by it all of the capital stock of Regional (the "Seller Stock"), (ii) the Partnership and Madison shall transfer and deliver to the Purchaser, or to one or more wholly-owned subsidiaries of the Purchaser designated by it, all of their respective interests in and to the Hoboken Property, the Transfer Station Property, and the assets comprising the Transfer Station, and (iii) Lee Bin and Allegro shall transfer and deliver to the Purchaser, or to one or more wholly-owned subsidiaries of the Purchaser designated by it, the assets owned by them and used in the New Jersey Business, and Purchaser shall issue and deliver, in exchange for the Seller Stock and the assets, as consideration therefor, (i) shares of EESI's common stock ("EESI Stock"), calculated as set forth in Section
1.4 below, and (ii) assume or pay the Company Debt (as defined in Section 2.8 and as may be refinanced under Section 5.3) and assume the liabilities of Lee Bin, Madison, the Partnership, and Allegro relating to the New Jersey Business (the "New Jersey Liabilities") conducted by them as at the Closing (collectively, the "Assumed Liabilities"). The EESI Stock shall be allocated and paid to the Sellers as set forth on Exhibit "A" attached hereto and as set forth in

Section 1.3(c). Not less than ten (10) days prior to the Closing, the Sellers shall deliver to Purchaser for Purchaser's review and comment a balance sheet of Regional as of the last day of the month most recently ended and a statement of the New Jersey Liabilities as of the same date. For purposes of this Agreement, the balance sheet revised to incorporate Purchaser's reasonable comments shall be referred to as the "Closing Balance Sheet" and the statement of New Jersey liabilities revised to incorporate Purchaser's reasonable comments shall be referred to as the "Closing Statement." The dollar value of the EESI Stock to be delivered at Closing shall be the value that is equal to (x) $21,504,000 minus, in all cases without duplication the following four items: (i) the liabilities reflected on the Closing Balance Sheet, (ii) the amount of the Company Debt refinanced or assumed by Purchaser pursuant to Section 5.3 (and not used to reduce the purchase price under the New York Agreement), (iii) the liabilities reflected on the Closing Statement, and (iv) the amount by which cash included in the Assets and cash held by Regional immediately after the Closing in the aggregate is less than $750,000. The Closing Balance Sheet and the Closing Statement will not reflect or include any inter-company liability which will be paid to Purchaser, Regional, or otherwise to or for Purchaser's benefit by reason of Purchaser's purchase of a Receivable that is included in the Assets or is owned by Regional.

        (b)  (i)    Within one hundred fifty (150) days after the Closing Date,
Purchaser shall prepare and deliver to Sellers the balance sheet for Regional as of the close of business on the Closing Date (the "Closing Date Balance Sheet") and a final statement as of the close of business on the Closing Date of the New Jersey Liabilities (the "Closing Date Statement"). The Closing Date Balance Sheet shall set forth the assets and liabilities of Regional and the Closing Date Statement shall set forth the Liabilities of Allegro, Lee Bin, Madison, and the Partnership deriving from the New Jersey Business conducted by them. The Closing Date Balance Sheet and the Closing Date Statement will not reflect or include (x) any inter-company liability which is set forth on Schedule 1.3(b) or
(y) any Receivable that is not collected by Purchaser within one hundred fifty
(150) days after the Closing Date. Seller shall have the right to review all of Purchaser's work papers and all relevant records relating to the Closing Date Balance Sheet and the Closing Date Statement.

             (ii) The Closing Date Balance Sheet and Closing Date Statement delivered to Sellers shall be deemed to be and shall be final, binding and conclusive on the parties hereto, unless Sellers dispute the Closing Date Balance Sheet and/or the Closing Date Statement in accordance with this Section 1.3(b)(ii). Sellers may dispute any amounts reflected on the Closing Date Balance Sheet or the Closing Date Statement (any such disputed amounts, the "Disputed Matters") by giving written notice to Purchaser of each Disputed Matter within forty-five (45) days of receipt of the Closing Date Balance Sheet or the Closing Date Statement. Any Disputed Matters shall be subject to good faith negotiations between the parties for up to fifteen (15) days prior to being referred to the Independent Accounting Firm (as defined below). Any Disputed Matters not resolved by such good faith negotiations shall be decided by an independent accounting firm acceptable to both Sellers and Purchaser (the "Independent Accounting Firm"). The costs and expenses of the Independent Accounting Firm shall be shared equally by Sellers and Purchaser. The Independent Accounting Firm so chosen shall consider only the Disputed Matters and Purchaser and Sellers shall use reasonable efforts to cause the Independent

Accounting Firm to render a final decision on the Disputed Matters by delivering a written report to Purchaser and Sellers no later than thirty (30) days after having received the assignment with respect thereto. The decision of the Independent Accounting Firm with respect to all Disputed Matters shall be based solely on whether the Closing Date Balance Sheet or the Closing Date Statement was prepared in accordance with the requirements of this Agreement, shall be final and binding upon the parties hereto and shall not be subject to challenge in any court.

             (iii) On the basis of the Closing Date Balance Sheet and the Closing Date Statement the dollar value of the EESI stock shall be (A) decreased or increased, as applicable, by the amount that is equal to the excess or deficit, as applicable, of the sum of the liabilities reflected on the Closing Date Balance Sheet and the Closing Date Statement over the liabilities reflected on the Closing Balance Sheet and the Closing Statement and (B) decreased by the amount by which the Receivables (as defined in Section 2.8) reflected on the Closing Date Balance Sheet are less than $2,215,000, and (C) increased by the
                                         ----------
amount by which Receivables reflected on the Closing Date Balance Sheet exceed $2,597,000; (D) if cash reflected on the Closing Date Balance Sheet is less than
----------
cash reflected on the Closing Balance Sheet then, the dollar value of the EESI Shares issuable shall be decreased by the amount of the difference between the amount of cash reflected on the Closing Date Balance Sheet and the lower of $750,000 and the cash on the Closing Balance Sheet (however, no decrease will be made if the cash on the Closing Date Balance Sheet is $750,000 or more); and (E) if cash reflected on the Closing Date Balance Sheet is greater than cash reflected on the Closing Balance Sheet, the dollar value of the EESI Shares issuable shall be increased by the amount that is equal to the positive difference, if any, between cash reflected on the Closing Date Balance Sheet and the cash reflected on the Closing Balance Sheet (however, no increase will be made for any cash on the Closing Date Balance Sheet in excess of $750,000).

        (c) Ninety (90) percent (%) of the EESI Stock shall be delivered to the Shareholders at Closing as set forth on Exhibit A hereto and ten (10) percent (%) of the EESI Stock shall be delivered to Robert M. Kramer & Associates P.C. in escrow ("Escrow Agent") under the provisions of this Section 1.3(c) ("Escrow Stock") to be held against possible reduction in the purchase price pursuant to
Section 1.3(b) and to secure the Sellers' indemnity obligations under Article
VIII. Based on the final determination of the Closing Date Balance Sheet, the Escrow Agent shall deliver to the Sellers, the Escrow Stock minus, if applicable, the number of shares of Escrow Stock having a dollar value equal to the amount of any decrease in the purchase price pursuant to Section 1.3(b). If the adjustments required by Section 1.3(b) result in an increase in the number of shares of EESI stock issuable, the Company shall promptly issue and deliver to the Sellers the additional shares, which shall be valued as provided above. The EESI Shares delivered pursuant to this Section shall be valued at a per-share value equal to the closing price of EESI's common stock as reported on the NASDAQ National Market on the day which is five (5) trading days prior to the Closing Date. The EESI Stock delivered by Escrow Agent shall be allocated and paid to the Sellers, as set forth on Exhibit A. The Escrow Agent shall deliver to Purchaser for cancellation any Escrow Stock not required to be so delivered. To the extent the Escrow Stock is not sufficient to satisfy any reduction in the purchase price pursuant to this

Section, the Shareholders shall transfer to the Purchaser EESI shares with a value (as determined herein) equal to such deficiency.

        Section 1.4  Calculation of EESI Stock.  The number of shares of EESI
                     -------------------------
Stock to be delivered at Closing shall be calculated by dividing the dollar value of the EESI Stock by the per share closing price for EESI's common stock on the NASDAQ National Market for the trading day which is five trading days prior to the Closing Date. For purposes of this Agreement, one-half of the EESI Stock is hereafter referred to as the "Restricted Stock" and the remaining half is referred to as the "Unrestricted Stock." The Unrestricted Stock shall be entitled to registration rights set forth in Section 5.1 of this Agreement. Any Escrow Stock delivered or cancelled and any additional EESI Stock issued pursuant to Section 1.3(b) shall be equally divided between Restricted and Unrestricted Stock.

        Section 1.5  Description of Seller Stock and Assets.  Upon the terms
                     --------------------------------------
and subject to the conditions set forth in this Agreement, on the Closing Date the Shareholders, Madison, the Partnership and the Companies shall grant, convey, sell, transfer and assign to Purchaser, (a) the Seller Stock, (b) all assets and properties owned or leased by Allegro, Lee Bin, Madison, and the Partnership and used in the New Jersey Business. In consequence, Purchaser shall acquire, directly or indirectly, all of the assets and properties associated with or used in the New Jersey Business, including the following:

        (a)  All of the capital stock of Regional.

        (b)  All containers and carts ("Containers");

        (c) All bailers, extruders, scales and other equipment and personal property associated with the Transfer Station as set forth on Schedule 1.5(c);

        (d) All motor vehicles and all attachments, accessories and materials handling equipment, as set forth on Schedule 1.5(d) attached.

        (e)  All compactors and recycling equipment.

        (f) All radios located in the rolling stock, the radio base station, and all manual and automated routing and billing systems and components thereof, including, without limitation, all computer hardware, software and programs ("Radios").

        (g)  All inventory of parts, tires and accessories.

        (h) All right, title and interest in and to all trade secrets, proprietary rights, symbols, trademarks, service marks, logos and trade names used and owned.

        (i) All contractual rights (whether oral or in writing), including, without limitation, all rights under the Companies' agreement with Stero Cycle, Inc. (relating to the sale of the Companies' medical waste business.)

        (j)  All accounts receivable.

        (k)  All leases and agreements.

        (l) All permits, licenses, franchises, consents and other approvals from governments, governmental agencies (federal, state and local) and/or third parties ("Consents and Approvals"), used in or required for the operation of the Business which are transferable.

        (m) The exclusive right to use all names associated with the New Jersey Business.

        (n) All right, title, and interest in and to the telephone numbers used in the conduct of the Business.

        (o)  All shop tools relating to the New Jersey Business.

        (p)  All furniture and office or other equipment.

        (q) All interest in all tangible and intangible property, including, without limitation, pre-paid expenses.

        (r)  All goodwill of the New Jersey Business.

        (s) All real property (other than real property comprising Excluded Assets) owned or leased by any Company and all interests in and to the Hoboken Property and the Transfer Station Property (collectively, the "Real Property").

        (t) All cash, cash equivalents, securities, prepaid expenses, deposits, accounts receivable and financial instruments of the Companies.

        (u) All books, records, original agreements and contracts and title documents relating to the items set forth in (a) through (t) above.

All of the foregoing assets, properties and contractual rights described in (b) through (u) above are hereinafter sometimes collectively called the "Assets."
At Closing, good and marketable title to the Assets and the Seller Stock will be conveyed to Purchaser by the Companies free and clear of all liens, encumbrances, security interests and claims, except in the case of the Assets for liens securing the Assumed Liabilities.

        Section 1.6  Excluded Assets.  The parties agree that the only tangible
                     ---------------
and intangible property owned by the Companies, Madison and the Partnership and not being acquired by the

Purchaser is (a) the corporate records of the Companies other than the records set forth in Section 1.5(u) above, (b) certain assets that are personal to the Shareholders and not used in the business of the Companies, and (c) the assets of Lee Bin and Allegro, required to be conveyed to Purchaser under the New York Agreement that are not used in the New Jersey Business ("Excluded Assets"). The Excluded Assets (other than those referred in clause "c") are listed on Schedule 1.6.

        Section 1.7  Assumption of Obligations.   From and after the Closing,
                     -------------------------
the Purchaser agrees to assume and perform all of the obligations reflected on the Closing Date Balance Sheet and the Closing Date Statement and (i) under the customer contracts of Lee Bin and Allegro set forth on Schedule 2.3; and (ii) under all documents identified in Schedule 2.3 to which Lee Bin or Allegro is a party; and (iii) under contracts or agreements of Lee Bin or Allegro arising in the ordinary course and which in the aggregate require the payment of $35,000 or less a year, and (iv) subject to Section 5.3, the Company Debt.

        Section 1.8  [Intentionally Omitted].
                     -----------------------

        Section 1.9  Term And Time For Closing.  Following execution of this
                     -------------------------
Agreement, the Purchaser and Sellers shall be obligated to conclude the transaction strictly in accordance with its terms on the last business day of the month that the conditions of Closing set forth in Article VI and Article VII have been satisfied or waived. If the failure to conclude this transaction is due to the refusal and failure of Sellers to perform their obligations to close under this Agreement, Purchaser may seek to enforce this Agreement with an action of specific performance, in addition to, and not in limitation of, any other rights and remedies available to the Purchaser, under this Agreement, or at law or in equity, including, without limitation, an action to recover their actual damages resulting from the default of the Sellers. If the failure to conclude this transaction is due to the refusal and failure of Purchaser to perform its obligations to close under this Agreement, the Sellers, or any of them, may, in addition to and not in limitation of any other rights and remedies available to the Sellers, or any of them, under this Agreement, or at law or in equity, bring legal action to recover their actual damages resulting from the default of the Purchaser.

        This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

        (a)  by mutual written agreement of EESI and the Sellers;

        (b) by EESI by July 15, 1998, if EESI is not satisfied with the due diligence it has conducted on the Sellers;

        (c) by EESI or the Sellers, by providing the other with written notice thereof, if the Closing shall not have occurred by December 31, 1998, or such other date as may be agreed to by the parties hereto in writing, if such notifying party is ready, willing and able to consummate the transactions contemplated by this Agreement and all of the conditions to the other party's obligation to close as set forth in Article VI or VII, as applicable, shall have been satisfied and the other party fails to consummate the transactions contemplated by this Agreement for any reason whatsoever;

        (d) by the Sellers, or by EESI, on or prior to December 31, 1998 or such other date as may be agreed to by the parties in writing, in the event Purchaser or the Sellers, as applicable, makes a material misrepresentation under this Agreement or breaches a material covenant or agreement under this Agreement, and fails to cure such misrepresentation or breach within ten (10) days from the date of written notice of the existence of such misrepresentation or breach; or

        (e)  by the Purchaser and Sellers as provided in Section 9.14.

        (f) by the Sellers on September 2, 1998 if the transactions contemplated herein have not closed by September 1, 1998 and the Purchaser has not notified the Sellers that the per share price of the EESI Stock will be fixed at the closing price of such stock on September 2, 1998.

        All terminations shall be exercised by sending the other parties a written notice of the termination. In the event this Agreement is terminated as provided herein, this Agreement shall become void and be of no further force and effect and no party hereto shall have any further liability to any other party hereto, except that Section 1.9, Article VIII, Section 9.1, Section 9.2, Section 9.4, Section 9.7, Section 9.15 and Section 9.16 shall survive and continue in full force and effect, notwithstanding termination. The termination of this Agreement shall not limit, waive or prejudice the remedies available to the parties, at law or in equity, for a breach of this Agreement.

        Section 1.10  Deliveries by Purchaser.   At the Closing,  Purchaser
                      ------------------------
shall deliver, all duly and properly executed, authorized and issued (where applicable):

        (a) The EESI Stock, as provided in Sections 1.3 and 1.4 above, to be delivered to the Companies;

        (b) A certified copy of resolutions of the directors and, if required, shareholders of Purchaser authorizing the execution and delivery of this Agreement and each other agreement to be executed in connection herewith, including, but not limited to the Employment Agreements (collectively, the "Collateral Documents") and the consummation of the transactions contemplated herein and therein;

        (c) An opinion from counsel for Purchaser, dated the day of the Closing in the form attached as Schedule 1.10(c);

        (d)  The Certificate described in Section 7.1;

        (e)  An Assignment and Assumption Agreement in the form attached as
Schedule 1.10(e) attached hereto;

        (f)  Other documents and instruments required by this Agreement, if any.

        Section 1.11  Deliveries by Sellers.  At the Closing, each of the
                      ---------------------
Sellers, as applicable, shall deliver to Purchaser, all duly executed, the following:

        (a) All of the shares of capital stock of Regional duly endorsed to Purchaser, with signatures guaranteed if requested by Purchaser;

        (b) Executed Bills of Sale for the Assets to be conveyed and assigned to Purchaser by Lee Bin, in the form attached as Schedule 1.11(b);

        (c) Each of the Shareholders, Lee Bin, Madison, Allegro, and the Partnership shall execute the Covenant Not to Compete Agreement attached to this Agreement as Schedule 1.11(c);

        (d) The Companies shall have delivered to EESI a current certificate of good standing for each of the Companies from the New Jersey or New York Secretary of State, as applicable;

        (e) An opinion from counsel for the Companies, dated the date of the Closing, in form attached as Schedule 1.11(c);

        (f) Each of the Sellers shall execute and deliver the Certificate described at Section 6.1;

        (g)  An Assignment and Assumption Agreement in the form attached as
Schedule 1.10(e) attached hereto;

        (h) The books and records of each of the Companies to be delivered as set forth in Section 1.5(u);

        (i)  Physical possession of all Assets;

        (j) A special warranty deed in the form attached as Schedule 10.11(i) in proper recordable form for each parcel of Real Property (including, without limitation, the Hoboken Property and the Transfer Station Property);

        (k) Releases pursuant to which the Shareholders and each entity controlled by or under common control with them releases Regional and the Purchaser from any obligation to any of them other than under this Agreement and the Collateral Documents; and

        (l)  Other documents and instruments required by this Agreement, if any.

        Section 1.12  Transfer Tax, Allocation of Purchase Price and Bulk Sales
                      ---------------------------------------------------------

        (a) Purchaser shall pay all sales, transfer taxes and fees imposed on the conveyance of the Assets by all governments, state, local and federal.

        (b) The Purchaser and Regional hereby waives compliance by the Companies with the provisions of the New Jersey State Bulk Sales Law and the Sellers, jointly and severally, covenant and agree to pay and discharge, when due, or contest in good faith by appropriate proceedings, all claims of creditors which could be asserted against the Purchaser, the Seller Stock or the Assets by reason of such noncompliance, other than Assumed Liabilities.


                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                 ---------------------------------------------

        Whenever the phrase "to Sellers' knowledge", "to Shareholders' knowledge" or a similar phrase is used in this Agreement, the phrase means the actual knowledge of any of the Shareholders and (with respect to Shareholders who are officers or employees of the Companies) the knowledge such Shareholders would or should have had, if such Shareholders who are employees or officers of the Companies exercised reasonable diligence in the conduct of such Shareholders' duties to the Companies. With knowledge that Purchaser is relying upon the representations, warranties and covenants herein contained, all of the Sellers jointly and severally represent and warrant to Purchaser and make the following covenants for the Purchasers' benefit:

        Section 2.1  Organization and Standing.  Except as set forth on
                     -------------------------
Schedule 2.1, each of the Companies and Madison is a corporation duly organized, legally existing and in good standing under the laws of the state of its incorporation, with full power and authority to own its properties and conduct its business as now being conducted. Each of the Companies, Madison and the Partnership is duly qualified to do business as a foreign corporation or partnership and is in good standing under the laws of each jurisdiction in which the ownership or leasing of assets or properties or the nature of its activities requires such qualification. The Companies, Madison and the Partnership do not own or have any right or obligation to acquire any stock or interest in any other corporation, partnership, or other business organization, except as set forth on Schedule 2.1. Except as set forth on Schedule 2.1, the Partnership is a New York general partnership, duly organized, legally existing and in good standing under the laws of the state of New York, with full power and authority to own its properties and conduct its business as now being conducted.

        Section 2.2  Company Stock.  Each of the Companies has the authorized
                     -------------
and kind of capital stock as set forth on Schedule 2.2. Schedule 2.2 hereto sets forth the number of shares of the capital stock of each of the Companies issued and outstanding. All of the outstanding shares of capital stock of each Company and of Madison and all of the interests in the

Partnership are owned beneficially and of record by the Shareholders. The shares of capital stock ("Company Shares") each Shareholder owns in each Company and in Madison and the interests owned by him in the Partnership are legally and validly authorized and issued, fully paid and nonassessable. Except as set forth on Schedule 2.2, there are no outstanding rights of any kind to acquire the Company Shares, additional shares of any class of stock from any Company, any interests in the Partnership, or any shares of capital stock of Madison.

        Section 2.3  Contracts, Permits and Material Documents.  The items
                     -----------------------------------------
listed in Schedule 2.3 attached are all of the following with respect to each of the Companies ("Material Documents"): (i) leases for real and personal property excepting office equipment, (ii) licenses, (iii) franchises, (iv) promissory notes, guarantees, bonds, mortgages, liens, pledges, and security agreements under which any of the Companies is bound or under which any of the Companies is the beneficiary, (v) collective bargaining agreements, (vi) patents, trademarks, trade names, copyrights, trade secrets, proprietary rights, symbols, service marks, and logos, (vii) all permits, licenses, consents and other approvals from governments, governmental agencies (federal, state and local) and/or third parties relating to, used in or required for the operation of each Company's businesses, and (viii) other contracts, agreements and instruments not listed on another Schedule attached to this Agreement (such as the customer contracts listed on Schedule 2.5) which are binding on any Company or any of its property and pursuant to which any Company derives any material benefit or has imposed upon it any material detriment. For purposes of this Section 2.3 a material benefit or material detriment shall be anything which provides a benefit or imposes a detriment having a value of $35,000 or more. The Material Documents listed on Schedule 2.3 are organized under separate headings for each of the Companies and under subheadings for each of the different type of documents listed. Except as set forth on Schedule 2.3, no Company nor any person or party to any of the Material Documents or bound thereby is in material default under any of the Material Documents, and no act or event has occurred which with notice or lapse of time, or both, would constitute such a default. No Company is a party to, and no Company's property is bound by any agreement or instrument which is material to the continued conduct of business operations of the Companies, taken as a whole, as now being conducted, except as listed in
Schedule 2.3. Neither Madison nor the Partnership is a party to any material document, except as set forth on Schedule 2.3. Material Documents of Lee Bin and Allegro relating to their business conducted in New York are identified as such on Schedule 2.3.

        Section 2.4  Personal and Real Property.   All items of personal and
                     ---------------------------
real property (other than real property comprising Excluded Assets) owned or leased by the Companies, Madison, and the Partnership or used in the business operations of the Companies and the New Jersey Business, will be transferred to Purchaser at Closing, in the condition set forth in subparagraphs (a), (b) and
(c) below:

        (a) Attached hereto, made a part hereof and marked Schedule 2.4(a) is a listing of all those items used in the New Jersey Business and described in subparagraphs "i" and "ii," organized by Company and by subparagraph.

             (i) All rolling stock, including motor vehicles, trucks, front and rear end loaders, and compactors used in each Company's business operations together with information as to the make, description of body and chassis, model number, serial number and year of each such vehicle, all of which are owned or leased by each Company, as listed on Schedule 1.5(b) and all of the vehicles are, in all material respects, in reasonably good and working condition, normal wear and tear excepted, and adequate for the Companies' conduct of day-to-day operations, except as noted on Schedule 2.4(a)(i);

             (ii) All Containers, bailers, scales, and extruders used in each Company's business operations are in reasonably good condition, normal wear and tear excepted, except as noted on Schedule 2.4(a)(ii);all containers used in each Company's business operations having a size of 10 yards or greater together with information as to container size are listed on Schedule 2.4(a)(ii);

        (b) All other items of personal property owned, leased or used by the Companies, including, without limitation, all radios, compactors, recycling equipment, furniture, office equipment and other equipment used in each Company's business operations, the inventory of parts, tires and accessories maintained by each Company, and the shop tools used by each Company are in reasonably good, and, as applicable, working condition, in all material respects, normal wear and tear excepted, except as noted on Schedule 2.4(b); and

        (c) Schedule 2.4(c) describes each interest in Real Property owned or leased by each Company, Madison, and the Partnership including the location and a brief description thereof, the lessor of any such leased property and a copy of each lease and other agreement under which any such property is held. Such real estate and the premises located thereon occupied by each Company are sufficient for its business and operational requirements and are expected to continue to be sufficient for its future needs for at least the next year, subject to the compliance requirements set forth on Schedule 2.4(c). Except as described in Schedule 2.4(c), each Company, Madison, and the Partnership has good and insurable title in fee simple to all of its Real Property as owned by it and owns all right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases and other agreements listed in Schedule 2.4(c), in each case free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim, lien or encumbrance except for: (a) liens for current taxes, assessments and governmental charges and levies which may be paid without penalty, interest or other additional charge; (b) such minor utility and municipal easements and restrictions, if any, as do not detract from the value or marketability of the property subject thereto and do not interfere with the use of such property; and
(c) the liens, mortgages and encumbrances set forth on Schedule 2.4(c). Except as described in Schedule 2.4(c), all of the buildings and structures to the extent of the premises owned or leased by each Company, Madison and the Partnership are structurally sound with no known defects, and are in good operating condition and repair and each has adequate rights of ingress and egress for the operation in the ordinary course of business. No such building or structure, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof, violates any restrictive covenant or any Law (including without limitation any such Laws relating to health, safety, subdivision and zoning) or encroaches on any property owned by others. All governmental permits, approvals and licenses required in connection with the operation and, if applicable, ownership of such Real Property and all improvements thereon and the conduct of each Company's, Madison's and the Partnership business thereon have been duly obtained, are in full force and effect and no proceedings are pending, to the knowledge of Sellers, threatened which could lead to a revocation or other impairment of any thereof. No condemnation proceeding is pending or, to the knowledge of Sellers, threatened with respect to any Real Property identified in Schedule 2.4(c) nor is any change in any of the foregoing Laws pending, or to the knowledge of Sellers, threatened which would interfere with the use of any such building, structure, or other appurtenance thereon.

        (d) Except as set forth on Schedule 2.4(d), neither Madison nor the Partnership owns any real or personal property, tangible or intangible. Neither Madison nor the Partnership conducts, or in the past three years has conducted, any business or operations other than the passive ownership of the real and personal property or interests therein identified on Schedule 2.4(d).

        Section 2.5  Customers.  Each customer each Company serves (listed by
                     ---------
account number and not by name) together with information as to the services rendered to each such customer, is listed on Schedule 2.5 attached hereto. All customers are obligated under the Companies' standard form of contract, except for variations agreed to by the Companies which are not material in nature. Immediately following the execution of this Agreement, the Sellers shall provide Purchaser with information as to frequency and type of services rendered and rates charged to each customer. The name and address of each customer shall be provided by the Companies to Purchaser at Closing. Except as set forth on
Schedule 2.5, no customer represents more than 3% of the total annual billings of all of the Companies taken as a whole. No Company nor any person or party to any of the customer contracts is in material or knowing default under any of the customer contracts, and no act or event has occurred which with notice or lapse of time, or both, would constitute such a default. None of Madison, Lee Bin, Allegro, or the Partnership has any customers.

        Section 2.6  Title.  Each Company, Madison, and the Partnership has
                     -----
good and insurable title to, or a valid leasehold interest in all of its assets both real property and personal property, each free and clear of any mortgages, pledges, liens, encumbrances, charge, claim, security agreement or title retention or other security arrangement ("Liens"), except the items set forth in subparagraphs "a" through "d", and the items listed on Schedule 2.3 ("Permitted Encumbrances").

        (a) Liens imposed by law and incurred in the ordinary course of business for indebtedness not yet due to carriers, warehousemen, laborers or materialmen and the like;

        (b) Liens in respect of pledges or deposits under worker's compensation laws or similar legislation; and

        (c) Liens for property taxes, assessments, or governmental charges not yet subject to penalties for nonpayment.

        Section 2.7  Financial Statements.  Sellers have delivered to
                     --------------------
Purchaser true and correct copies of the following financial statements of the Companies (the "Financial Statements"): a combining and combined balance sheets as of December 31, 1996 and 1997 and a statement of income, cash flow and retained earnings for the period ended December 31, 1996 and December 31, 1997, both prepared on an accrual basis. The Financial Statements have been prepared by the regular accountants of the Companies, in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis in accordance with past custom and practice of the Companies. The balance sheets comprising the Financial Statements present fairly, in all material respects, the financial condition of the Companies as of the dates indicated thereon and the statements of income present fairly, in all material respects, on an accrual basis the results of the operations of the Companies for the periods indicated thereon. Since the date of the Financial Statements, the Companies have not (i) made any material change in their accounting policies or (ii) effected any prior period adjustment to, or other restatement of, its financial statements for any period. The Financial Statements are consistent with the books and records of Companies (which books and records are correct and complete in all material respects). Since the date of the Financial Statements, except as set forth on
Schedule 2.7, there has not been any material adverse change in the income, expenses or assets of the Companies, taken as a whole.


        Section 2.8  Liabilities; Accounts Receivable and Working Capital.
                     ----------------------------------------------------

        (a) The Companies do not have any liabilities, fixed or contingent, other than:

             (i) the obligations under a $2 million line of credit with IESI Corp. pursuant to the Agreements attached on Schedule 2.8(a) (the "Company Debt");

             (ii) liabilities under the capitalized and operating leases identified on Schedule 2.8;

             (iii) liabilities fully reflected in the Financial Statements, except for liabilities not required to be disclosed therein in accordance with GAAP, as applied on a basis consistent with past custom and practice;

             (iv) liabilities disclosed in the Schedules attached to this Agreement or not required to be disclosed therein by reason of amount or other qualifications contained in the representations and warranties of this Agreement; and

             (v) accounts payable arising since the date of the Financial Statement for 1997 arising during the normal course of business consistent with past custom and practice as allowed in accordance with Section 4.4 of this Agreement.

        (b) All accounts receivable of the Companies (the "Receivables") as of the date hereof are set forth by account number on Schedule 2.8(b). All of such accounts and all accounts arising since such date are, or will be, valid accounts receivable. Schedule 2.8(b) gives the aging of each of the accounts receivable and is organized by Company. All accounts receivable have been generated in the ordinary course of each Company's business consistent with past practice. There are no defenses or set offs to any of the accounts receivable. Neither Madison nor the Partnership has any accounts receivable.

        (c) Each Company's accounts payable as of the date of this Agreement is attached hereto, made a part hereof and marked Schedule 2.8(c). Schedule 2.8(c) gives the aging of each of the accounts payables and is organized by Company.
Schedule 2.8(c) accurately reflects in all material respects the books and records of the Companies as of the date of Schedule 2.8(c).

        (d) The Company Debt is not in default, and there is no accrued interest owed on any of the Company Debt in excess of the amount of accrued interest.

        Section 2.9  Fiscal Condition.  Since the date of the Financial
                     ----------------
Statements, there has not (except as otherwise specifically permitted by this Agreement or as set forth in the Schedules to this Agreement) been:

        (a) Any material change in the financial condition, business organization or personnel of any Company or in the relationships of any Company with suppliers, customers or others;

        (b) Any disposition by any Company, Madison or the Partnership of any of its capital stock or interests or any grant of any option or right to acquire any of its capital stock or interests, or any acquisition or retirement by any Company, Madison or the Partnership of any of its capital stock or interests or any declaration or payment of any stock or interests dividend or other distribution of its capital stock or interests;

        (c) Any sale or other disposition of any asset owned by any Company, Madison or the Partnership at the close of business on the date of the Financial Statements, or acquired by it since that date, other than in the ordinary course of business consistent with past practice;

        (d) Any expenditure or commitment by any Company, Madison or the Partnership for the acquisition of any single asset, except in the ordinary course of business consistent with past practices or the entry into any contract or agreement which is not cancelable upon short notice without penalty or premium or which could require the Companies to expend more than $25,000 in any one year;

        (e) Any damage, destruction or loss (whether or not insured) adversely affecting the property, business or prospects of any of the Companies, Madison or the Partnership except damage, destruction or loss which does not exceed $150,000 in the aggregate;

        (f) Any bonuses or increases in the compensation payable or to become payable by any Company to any officer or key employee, except as otherwise set forth in Schedule 2.9(f);

        (g)  Any loans or advances to any Company, except as set forth on
Schedule 2.9(g); or

        (h)  Any change in accounting method or practice.

        Section 2.10  Tax Returns.  Each Company, Madison and the Partnership
                      -----------
has filed all Federal and other tax returns for all periods on or before the date hereof and has paid all taxes due (and all applicable penalties and interest) for the periods covered by the said returns, except as set forth on
Schedule 2.10. Except as set forth on Schedule 2.10, the Companies and Madison are Subchapter "C" corporations under the Internal Revenue Service Code. The reserves for all taxes reflected in the Financial Statements plus the reserves on Schedule 2.10 for all taxes from the date of this Agreement through the Closing Date, if any, are adequate to cover all taxes, interest and penalties in connection therewith that may be assessed with respect to the property and business operations for the period(s) ending on the Closing Date and for all prior periods. The Companies and Madison have filed, and will file (if due) in a timely manner, all requisite federal, state, local and other tax returns due for all fiscal periods ended on or before the Closing Date.

        Section 2.11  Policies of Insurance.  All insurance policies,
                      ---------------------
performance bonds, and letters of credit insuring the Companies, Madison, or the Partnership or which the Companies, Madison or the Partnership have had issued and which have not expired are listed on Schedule 2.11 attached hereto. Schedule
2.11 includes the names and addresses of the insurers and sureties, policy and bond numbers, types of coverage or bond, time periods or projects covered and the names and addresses of all known agents or agencies with respect to each listed insurance policy, performance bond and letter of credit. Each current insurance policies, performance bonds and letters of credits are in force and effect and the premiums thereon are not delinquent. No Company, Madison or the Partnership has received notification from any insurance carrier denying or disputing any claim made by it or denying or disputing any coverage for any such claim or denying or disputing the amount of any claim. Except as set forth on
SCHEDULE 2.11, no Company, Madison or the Partnership has a claim against any of its insurance carriers under any of policies insuring it pending or anticipated and there has been no occurrence of any kind which would give rise to any such claim.

        Section 2.12  Employees, Pensions and, ERISA.
                      ------------------------------

        (a) The Companies do not have any contract of employment with an officer or other employee, except as listed on Schedule 2.12(a), and neither Madison nor the Partnership has or has had (at any time in the past three) years any employees .

        (b) Except as set forth on Schedule 2.12(b), no employee of any Company is represented by any union. The name, address and social security number and current rate of compensation of each of the Company's employees and capacity to which each person is employed is listed on Schedule 2.12(b) attached. There is no pending or, to the knowledge of the Sellers, threatened dispute between any Company and any of its employees which might materially and adversely affect the continuance of any Company's business operations. The Companies are not deficient or in arrears in contributing to any trust funds the Companies are required to contribute to in accordance with any contracts with unions, including, without limitation, scholarship funds, legal aid funds, pension funds and health, welfare or benefit funds ("Trust Funds"). There is no matter, action, audit, suit or claim pending or, to the knowledge of Sellers, threatened relating to contributions of the Companies to any Trust Fund, before any court, tribunal or government agency.

        (c) Attached hereto, made a part hereof and marked Schedule 2.12(c) lists all employee benefit plans, funds or programs (within the meaning of the Internal Revenue Code of the United States ("Code") or the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which are currently maintained and/or were established or sponsored by any Company (whether or not they are now terminated) or to which any Company currently contributes, or has an obligation to contribute in the future, including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions ("Plans"), whether or not the Plans are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funded or unfunded, or (iv) generally available to all employees of the Companies. Neither Madison nor the Partnership ever instituted or maintained any employee benefit plan.

        (d) The Companies have delivered to the Purchaser (i) true and complete copies of all Plan documents and other instruments relating thereto, (ii) true and complete copies of the most recent financial statements with respect to the Plans, (iii) true and complete copies of all annual reports for any Plan prepared within the past 5 years, and (iv) all material filings submitted to and any correspondence received from any government agency relating to any Plan within the past 5 years.

        (e) Each Plan which is intended to be qualified under Section 401(a) and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination which may adversely affect such qualification or exemption, or result in the imposition of excise taxes or tax on unrelated business income under the Code or ERISA. No Plan is funded through a trust intended to be exempt from tax under Section 501(c) of the Code.

        (f) No reportable event (as defined in Section 4043 of ERISA or the regulations thereunder) for which the reporting requirements have not been fully waived, or accumulated funding deficiency whether or not waived (as defined in Section 302 of ERISA), or liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4062 of ERISA, nor any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), has occurred or exists with respect to any Plan. All Plans are in substantial compliance with all material applicable provisions of ERISA and the regulations issued thereunder, as well as with all other material law applicable to such Plans, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents of the Plan and the requirements of ERISA.

        (g) There is no matter, action, audit, suit or claim pending or, to the best knowledge of Sellers, threatened relating to any Plan, fiduciary of any Plan or assets of any Plan, before any court, tribunal or government agency.

        (h) Each most recent Plan audit report, actuarial report and annual report, certified by the Plan's actuaries and auditors, as the case may be, fairly presents the actuarial status and the financial condition of the Plan as at the date thereof and the results of operations of the Plan for the plan year reflected therein and, subject to changes in amounts attributable to investment performance and normal employee turnover, there has been no adverse change in the condition of the Plan since the date of the most recent Form 5500, audited annual financial statement or actuarial valuation report.

        (i) The transaction contemplated herein will not accelerate any liability under the Plans because of an acceleration of any rights or benefits to which any employee may be entitled thereunder.

        Section 2.13  Legality of Operation.  In regard to each Company,
                      ---------------------
Madison and the Partnership:

        (a) Except as disclosed in Schedule 2.13(a) to this Agreement, and except as to Environmental Laws, as hereafter defined, each Company, the Partnership, and Madison is in compliance with all Federal, state and local laws, rules and regulations including, without limitation, the following laws: land use laws; payroll, employment, labor, or safety laws; or federal, state or local "anti-trust" or "unfair competition" or "racketeering" laws such as but not limited to the Sherman Act, Clayton Act, Robinson Patman Act, Federal Trade Commission Act, or Racketeer Influenced and Corrupt Organization Act ("Law"). Except as disclosed in Schedule 2.13(a), each Company, the Partnership, and Madison is in compliance with all permits, franchises, licenses, and orders that have been issued with respect to the Laws and are or may be applicable to their respective property and operations, including, without limitation, any order, decree or directive of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality wherever located, federal, state and local permits, orders, franchises and consents. Except as set forth on Schedule 2.13(a), with respect to any Law there are no claims, actions, suits or proceedings pending, or, to the knowledge of the Shareholders and the threatened against or affecting any Company, the Partnership, and Madison at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherever located, which would result in a change in the financial condition or business of the Companies or which would invalidate this Agreement or any action taken in connection with this Agreement. Except as disclosed in Schedule 2.13(a), since January 1, 1993 no Company,

Madison or the Partnership has received notification of any past or present failure by the Company, Madison, or the Partnership to comply with any Law applicable to it or its assets.

        (b) Except as disclosed in Schedule 2.13(b) to this Agreement, each Company, Madison and the Partnership is in compliance with all Federal, state and local laws, rules and regulations relating to environmental issues of any kind and/or the receipt, transport or disposal of any hazardous or non-hazardous waste materials from any source ("Environmental Law"). Except as disclosed in
Schedule 2.13(b), with respect to any Environmental Law each Company, Madison, and the Partnership is in compliance with all permits, licenses, and orders related thereto or issued thereunder with respect to Environmental Laws, as are or may be applicable to the their property and operations, including, without limitation, any order, decree or directive of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality wherever located. Except as set forth on Schedule 2.13(b) there are no Environmental Law related claims, actions, suits or proceedings pending, or, to the knowledge of the Shareholders and the Sellers, threatened against or affecting any Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherever located, which would result in an adverse change in the financial condition or business of the Companies, Madison, and the Partnership of $150,000 or more or which would invalidate this Agreement or any action taken in connection with this Agreement. To the knowledge of the Shareholders and the Sellers, except as set forth on Schedule 2.13(b), since January 1, 1988 no Company, Madison or the Partnership has transported, stored, treated or disposed, nor has any Company allowed any third persons, on its behalf, to transport, store, treat or dispose waste to or at (i) any location other than a site lawfully permitted to receive such waste for such purpose or,
(ii) any location currently designated for remedial action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar federal or state statute; nor has any of the Companies, Madison or the Partnership performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of state or federal laws and regulations or in any other manner which may result in liability for contamination of the environment; and no Company, Madison or the Partnership has disposed, nor has any of a Company, Madison or the Partnership allowed third parties to dispose of waste upon property owned or leased by any of the Companies other than as permitted by, and in conformity with, applicable Environmental Law. Except as disclosed in Schedule 2.13(b), since January 1, 1988, no Company, Madison or the Partnership has received notification of any past or present failure by the Company to comply with any Environmental Law applicable to it or its operations or its assets. Without limiting the generality of the foregoing since January 1, 1986, no Company, Madison or the Partnership has received any notification (including requests for information directed to the Company an owner thereof) from any governmental agency asserting that the business is or may be a "potentially responsible person" for a remedial action at a waste storage, treatment or disposal facility, pursuant to the provisions of CERCLA, or any similar federal or state statute assigning responsibility for the costs of investigating or remediating releases of contaminants into the environment. Since January 1, 1988, no Company, Madison or the Partnership has received hazardous waste as defined in the Resource Conservation and Recovery Act, 42 USCA Section 6901 et seq., or in any similar
                                                    -- ---
federal or
state statute, which has not been handled in full compliance with all applicable federal and state laws.

        (c) Except as set forth on Schedule 2.13 (c), since January 1, 1988 none of the Companies, Madison, and the Partnership has ever owned, operated, had an interest in, engaged in and/or leased a waste transfer, recycling, treatment, storage, landfill or other disposal facility. The Companies, Madison, and the Partnership have obtained and maintained, when required to do so under applicable Environmental Laws, trip tickets, signed by the applicable waste generators demonstrating the nature of all waste deposited and or transported by any of them. No employee, contractor or agent of the Companies, Madison or the Partnership has, in the course and scope of employment with any of them, been harmed by exposure to hazardous materials, as defined under the Laws. No liens with respect to environmental liability have been imposed against any of the Companies, Madison, or the Partnership under CERCLA, any comparable state statute or other applicable Environmental Law, and no facts or circumstances exist which would give rise to the same.

        (d) Schedules 2.13(a) and 2.13(b) list all remedied violations of Laws and Environmental Laws which existed within the past three years and all outstanding unremedied notice of violations issued to any of the Companies, Madison or the Partnership by any federal, state or local regulatory agency.

        (e) Except as set forth on Schedule 2.13(e), none of the Sellers are under investigation for the violation of any Laws, including, without limitation, the violation of any anti-trust, racketeering, or unfair competition Laws.

        (f) All pending or, to Sellers' knowledge, threatened litigation and administrative or judicial proceedings involving the Companies, Madison or the Partnership or their assets or liabilities, and a description of all such proceedings is set forth on Schedule 2.13(f) attached.

        Section 2.14  Corrupt Practices.  The Shareholders, and to the best of
                      -----------------
the Shareholders' knowledge, the Companies, Madison, and the Partnership have not made, offered or agreed to offer anything of value to any employees of any customers of the Companies, Madison and the Partnership for the purpose of attracting business to the Companies, Madison and the Partnership or any foreign or domestic governmental official, political party or candidate for government office or any of their respective employees or representatives in any manner which would result in any of the Companies, Madison, or the Partnership being in material violation of any Law, nor have any of the Companies otherwise taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

        Section 2.15  Legal Compliance.  The Sellers have the right, power,
                      ----------------
legal capacity and authority to enter into, and perform their respective obligations under this Agreement, and, except as set forth in Schedule 2.15, no approvals or consents of any other persons or entities are necessary in connection with the transactions contemplated by this Agreement. The Sellers are not parties to any other agreement or understanding which would prohibit or limit their ability to consummate the transactions contemplated hereby. Except as disclosed in Schedule 2.15 to this Agreement, the execution and performance of this Agreement will not result in a breach of or constitute a default or result in the loss of any right or benefit under:

        (a) Any charter, partnership documents, by-law, agreement or other document to which any Company or any Seller is a party or by which such Company, Seller or any of their property is bound; or

        (b) Any decree, order or rule of any court or governmental authority which is binding on any Company or on any Seller or on any property of any Company or any Seller .

        Section 2.16  Transaction Intermediaries.  No agent or broker or other
                      --------------------------
person acting pursuant to the express authority of any Seller is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

        Section 2.17  Intellectual Property.  No Company has infringed and is
                      ---------------------
not now infringing, on any trade name, trademark, service mark or copyright belonging to any person, firm or corporation ("Intellectual Property") and to the knowledge of the Sellers no one has or is infringing any Intellectual Property right of any Company.

        Section 2.18  Competition.  Except as set forth on Schedule 2.18, no
                      -----------
salaried officer, nor any spouse or child of any of them, has any direct or indirect interest in any competitor of any Company within the geographical area in which the Company currently conducts business, or an interest in any supplier or customer of such Company or in any person from whom or to whom the Company leases any real or personal property, or in any other person with whom the Company is doing business which interest adversely or affects the business of any Company.

        Section 2.19  Shareholder Loans.  The amount owed by the Shareholders
                      -----------------
(including under Shareholder Receivables, if any, acquired by Purchaser as part of the Assets) to any Company, the Partnership and Madison do not exceed $600,000 when netted against the amounts owed to them by the Companies, the Partnership and Madison, all such amounts and bear interest at the rate of 6% per annum.

        Section 2.20  Conduct of Business.  In the past, aspects of the New
                      -------------------
Jersey Business were conducted through Interboro Disposal, Inc. Prior to the date hereof, Interboro was merged with and into Regional with the result that Regional acquired all of its business assets, and properties. No entity or person nor a party to this Agreement (including, without limitation, Smart, Inc., owns any asset or property used or useful in the New Jersey Business.

        Section 2.21  Disclosure.  The representations and warranties of the
                      ----------
Sellers contained in this Article II or in any Exhibit or Schedule or other document delivered by the Sellers or the Companies pursuant hereto, do not contain any untrue statement of a material fact, or omit any statement of a material fact necessary to make the statements contained not misleading. If prior to Closing the Sellers become aware of any inaccuracy, or misrepresentation or omission in any of the Schedules, they shall immediately advise Purchaser in writing of the inaccuracy, misrepresentation or omission. Purchaser understands and acknowledges that in the event Sellers disclose such subsequent inaccuracy, misrepresentation or omission in any of the Schedules, they shall immediately advise Purchaser in writing of the inaccuracy, misrepresentation or omission. Purchaser understands and acknowledges that in the event Sellers disclose such subsequent inaccuracy, misrepresentation or omission in any of the representations set forth in this
Article II or in any of the Schedules, that Purchaser's sole remedy shall be to terminate this Agreement whereupon all obligations of Sellers' and Purchaser cease and in no event shall Purchaser have the right to sue for damages.


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

        The Purchaser represents and warrants to the Sellers that:

        Section 3.1  Structure.  The Purchaser is a corporation duly formed and
                     ---------
 legally existing in good standing under the laws of Delaware.

        Section 3.2  Authorization to Proceed with this Agreement.  Purchaser
                     --------------------------------------------
has by proper corporate proceedings duly authorized the execution, delivery and performance of this Agreement and each other agreement contemplated to be entered into and no other corporate action is required by law or the Certificate of Incorporation or by-laws of Purchaser.

        Section 3.3  Absence of Intermediaries.  No agent, broker, or other
                     -------------------------
person acting pursuant to Purchaser's authority will be entitled to make any claim against the Sellers for any commission or finder's fee in connection with the transactions contemplated by this Agreement.

        Section 3.4  Public Reports.  Purchaser has delivered to Sellers an
                     --------------
accurate copy for the year ended June 30, 1997 of the historical filings made by it on Form 10-K and all amendments thereto, its Quarterly Report on Form 10-Q for the period ended December 31, 1997 and all reports on Form 8-K filed with the Securities and Exchange Commission by it since December 31, 1997. Since December 31, 1997, there has not been any material adverse change in the income, expenses, assets, results of operation or financial condition of EESI.

        Section 3.5  EESI Stock.  All of the shares of EESI Stock to be issued
                     ----------
to the Companies as contemplated by this Agreement and the Collateral Documents will, upon delivery, be duly authorized and validly issued, fully paid and non-assessable by EESI, free and clear of all liens, charges, restrictions, mortgages, security interests or claims of any kind.

        Section 3.6  Authorization.  Purchaser has the power and authority to
                     -------------
enter into this Agreement and each of the Collateral Documents and to carry out the transactions contemplated hereby and thereby and this Agreement and each of the Collateral Documents to which the Purchaser is a party, constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

        Section 3.7  Contravention; Consents and Approvals.  Except as set
                     -------------------------------------
forth on Schedule 3.7, no filing, action, consent or approval of any person, entity or governmental body is required by the Purchaser for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby by the Purchaser will not result in a breach of the terms or conditions of, or constitute a default under, or violate, (a) any provision of any law, regulation or ordinance, (b) any agreement, lease, mortgage or other instrument or undertaking, oral or written, to which the Purchaser is a party or by which any of its properties or assets is or may be bound or affected, or (c) any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body.


                                  ARTICLE IV
                        ADDITIONAL AGREEMENTS OF SELLERS
                        --------------------------------

        Section 4.1  Investment Representations and Covenants of Shareholders.
                     --------------------------------------------------------

                (a) Each Shareholder understands (subject to the express obligation of EESI to register the Unrestricted Stock to be issued to the Shareholders as provided in Section 5.1 hereof) that the issuance of the EESI Stock will not be registered under the Securities Act of 1933, as amended (the "Act"), on the grounds that the issuance of the EESI Stock is exempt from registration pursuant to Section 4(2) of the Act and/or Regulation D promulgated under the Act ("Regulation D"), and that the reliance of EESI on such exemptions is predicated in part on such Shareholder's representations, warranties, covenants and acknowledgements set forth in this Section.

               (b) Each Shareholder hereby represents and warrants to EESI that he is an Accredited Investor, as that term is defined in Regulation D, and that the EESI Stock will be acquired by him for his own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the Act, and the rules and regulations thereunder, and such Shareholder will not distribute or transfer any of the EESI Stock in violation of the Act. Each Shareholder is a resident of New York for purposes of state securities laws.

               (c) Each Shareholder: (i) acknowledges that the EESI Stock is not registered under the Act and may not be sold by such Shareholder unless the EESI Stock is first registered under the Act (in accordance with Section 5.1 hereof or otherwise) or an exemption from registration is available with respect to such sale transaction, (ii) is aware that any sales of the EESI Stock made under Rule 144 of the Securities and Exchange Commission under the Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, registration or compliance with some other registration exemption will be required, (iii) is aware that Rule 144 is not presently, and for a period of at least one year following the Closing Date hereof may not be, available for use by such Shareholder for resale of the EESI Stock, and (iv) is aware that EESI is not obligated to register any sale, transfer or other disposition of the EESI Stock except in accordance with the provisions of Section 5.1 hereof.

               (d) Each Shareholder represents and warrants to EESI that such Shareholder has such knowledge and experience in financial and business matters that he is fully capable of evaluating the risks and merits of such Shareholder's investment in the EESI Stock.

               (e) Each Shareholder acknowledges receipt of the Public Reports referred to in Section 3.4 hereof, and such other documents, agreements and information as each Shareholder has required and confirms and acknowledges that:
(i) EESI has afforded such Shareholder the opportunity to ask questions of and receive answers from EESI's officers and various directors concerning the terms and conditions of this Agreement and such Shareholder's investment in the EESI Stock and to obtain such additional information as such Shareholder has requested, and (ii) such Shareholder has availed himself of such opportunity to the extent he deems necessary and has received the information requested.

               (f) In order to ensure compliance with the provisions of subsection (b) hereof, each Shareholder covenants and agrees that, after the Closing, he will not sell, transfer or otherwise dispose of any of the EESI Stock or any interest therein (unless such sale, transfer or disposition has been registered under the Act in accordance with the provisions of Section 5.1 hereof or otherwise) or otherwise without there first having been compliance with either of the following conditions:

                    i) EESI shall have received a written opinion of counsel in form and substance reasonably satisfactory to EESI, or a copy of a "no-action" or interpretive letter of the SEC, specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the provisions of the Act and the rules and regulations promulgated thereunder; or

                    ii) EESI shall have received an opinion from its own counsel to the effect that the proposed transfer will not be in violation of any of the provisions of the Act and the rules and regulations promulgated thereunder.

               (g) Each Shareholder also acknowledges and agrees that the certificates representing the EESI Stock issuable to him will contain a restrictive legend noting the restrictions on transfer described in this Section
4.1 and under federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to EESI's stock transfer agent.

        Section 4.2  Plan of Reorganization.  This Agreement contemplates that
                     ----------------------
the acquisitions of the Seller Stock and the Assets are to qualify as reorganizations within the meaning of Sections 368(a)(1)(C) and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall constitute a "plan of reorganization" within the meaning of the Code. The parties hereto agree to take no action inconsistent with the treatment of such exchange as a reorganization under Code (S)(S)368(a)(1)(C) and 368(a)(1)(B) and to comply with all IRS filing and other requirements for such exchanges.

        Section 4.3  Access to Records.  The Shareholders will cause the
                     -----------------
Companies, Madison and the Partnership to give and the Companies, Madison and the Partnership shall give Purchaser and its representatives, from the date hereof until six years after the Closing Date, full access during normal business hours upon reasonable notice to all of the properties, books, contracts, documents and records of the Companies, Madison and the Partnership pertaining to the Business, and to make available to Purchaser and its representatives all additional financial statements of and all information with respect to the business and affairs of the Companies, Madison and the Partnership that Purchaser may reasonably request.

        Section 4.4  Continuation of Business.  The Companies will operate
                     ------------------------
until the time of Closing, in the ordinary course of business, consistent with past practice, so as to preserve their business organization intact, to assure, to the extent possible, the availability to Purchaser of the present key employees of the Companies, and to preserve for Purchaser the relationships of the Companies with suppliers, customers, and others.

        Section 4.5  Continuation of Insurance.  The Shareholders will cause the
                     -------------------------
Companies, Madison and the Partnership to and the Companies shall keep in existence all policies of insurance insuring the Companies, Madison and the Partnership against liability and property damage, fire and other casualty through the time of Closing, consistent with the policies currently in effect.

        Section 4.6  Standstill Agreement.  Until the Closing Date, unless this
                     --------------------
Agreement is earlier terminated pursuant to the provisions hereof, the Shareholders and the Companies will not directly or indirectly solicit offers for the Company Shares, the Assets, any interests in or to the Partnership or capital stock of Madison or any of their respective assets and properties or for a merger or consolidation involving any of them, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring the Companies, Madison or the Partnership by merger, consolidation or other combination or acquiring any of their respective assets; nor will the Shareholders permit the Companies, Madison, or the Partnership to do any of the foregoing.

Section 4.7  Audited Financial Statements.
             ----------------------------

        (a) Sellers shall cause their current and former independent accountants to cooperate fully with the Purchasers accountants, and to furnish all necessary reports and consents in connection with the Purchasers audits of the Companies historical financial statements referred to in Section 4.7(b) below. Sellers shall also cause the Companies to prepare an unaudited balance sheet of the Companies as of the end of the calendar quarter completed immediately prior to the Closing Date and an unaudited statement of income, cash flow and retained earnings for the period ending with the completion of the calendar quarter ended prior to the Closing Date ("Interim Financial Statements"). The Companies will use their best efforts to deliver the Interim Financial Statements within fifteen (15) days after the end of the applicable quarter. Companies may select the accounting firm used to prepare such statements as required above, but said firm must be reasonably acceptable to EESI.

        (b) The Sellers shall cooperate (including by delivering all required representation letters) with all reasonable requests of Purchaser and its auditors necessary to audit all previously unaudited periods of the Companies, Madison and the Partnership for the purposes of enabling Purchaser to make periodic reports pursuant to the Securities Exchange Act of 1934 (the "Securities Exchange Act") or to make public offerings of its securities under the Securities Act of 1933, as amended (the "Securities Act"), and Sellers shall permit such financial statements to be included in any of Purchasers filings with the Securities and Exchange Commission under the Securities Exchange Act or the Securities Act, in any prospectus used in connection with any such offering, in any filings required by any state or other governmental agency, and in any private placement memorandum that may be used by Purchaser in connection with an offering of securities. All fees and expenses of the Purchasers' auditors incurred to comply with the foregoing shall be borne by Purchaser; the fees and expenses of Sellers' auditors in furnishing any needed representation or management letters or in providing general guidance and information to Purchasers auditors shall be borne by the Sellers.

             Section 4.8  Pooling of Interests.
                          --------------------

        (a) Purchaser and Sellers have agreed that a material factor in their execution of this Agreement is that the transactions contemplated by this Agreement be treated as a "pooling of interests" for accounting purposes. If for any a provision in this Agreement would prevent the transaction being accounted for as a "pooling interests," the parties agree to negotiate in good faith to modify the Agreement so the transaction can be accounted for as a "pooling of interests." Notwithstanding any other provision of this Agreement, prior to the publication and dissemination by Purchaser of consolidated financial results which include results of combined operations of the Companies and Purchaser for at least 30 days on a consolidated basis following the Closing Date, which shall in no event occur later than 120 days after the Closing, Sellers shall not sell or otherwise transfer or dispose of, or in any way reduce their risk relative to, any shares of the EESI Stock received by Sellers (including by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions.) The Securities Exchange Commission ("SEC") has issued Accounting Series Release Nos. 130 and 135, as amended (collectively, the "ASRs"), setting forth certain restrictions applicable to the availability of "pooling of interests" accounting treatment in transactions of the type contemplated by this Agreement. Sellers therefore covenant and agree with EESI to hold the EESI Stock and to comply with the ASRs until the requirements of the ASRs have been met as set forth in this Section 4.8. In addition, the certificates evidencing the EESI Stock to be received by Sellers will bear a legend substantially in the form set forth below:

        "The shares represented by this certificate may not be sold, transferred or assigned, and Eastern Environmental Services, Inc., shall not be required to give effect to any attempted sale, transfer or assignment prior to the application and dissemination of financial statements by Eastern Environmental Services, Inc., which include the results of at least 30 days of combined operations of Eastern Environmental Services, Inc., for which these shares are issued. Upon the written request of the holder hereof directed to Eastern Environmental Services, Inc., the issuer agrees to remove this restrictive legend (and any stop order placed with the transfer agents) when the requirements of Accounting Series Releases Nos. 130 and 135, as amended, of the Securities Exchange Commission have been met."

        (b) Notwithstanding the foregoing, the parties agree that if a closing does not occur under the New York Agreement within one year of the date of this Agreement, the transactions contemplated hereby will not be treated as a pooling of interests.

             Section 4.9  Shareholder Debt.  The Shareholders shall pay all
                          ----------------
amounts owed by them to the Companies, the Partnership and Madison within one year after the Closing. At the Closing, the Shareholders shall produce and deliver to Purchaser the original notes evidencing the amounts they owe or shall execute promissory notes evidencing the indebtedness they owe.


                                   ARTICLE V
                       ADDITIONAL AGREEMENTS OF PURCHASER
                       ----------------------------------

        Section 5.1  Registration Rights.
                     -------------------

        (a) As soon as practical following the Closing, but in any event within one hundred twenty (120) days after the Closing, EESI shall file a registration statement to register the Unrestricted Stock under the Act for sale to the public pursuant to a "shelf registration" on Form S-3 or other appropriate form, if Form S-3 is not available under Rule 415 of the Act to qualify such securities under the Act or if required any state "blue sky" laws. EESI will give written notice to the Sellers of the "shelf registration" at least 15 days before the registration statement is filed. After receiving the notice of the "shelf" registration, each Seller will advise EESI in writing of the intended method of disposition of the Unrestricted Stock to be registered, as required for EESI to prepare the registration statement. Sellers recognize that the occurrence of certain corporate developments, including significant acquisitions, may result in the failure of the registration statement in which the Unrestricted Stock is registered to contain all information required in accordance with applicable law until an amendment or supplement is filed and made available to the holders of all such Unrestricted Stock. Sellers recognize that in such event, sales under the registration statement will be suspended until EESI files the amendments or supplements required by the next sentence. EESI agrees, as promptly as reasonably practicable, to prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period required pursuant to the terms of this Agreement and comply with the provisions of the Act with respect to the disposition of all Unrestricted Stock covered by such registration statement during such period in accordance with the intended methods of disposition by the holders thereof set forth in such registration statement. EESI shall keep such registration statement current and effective, until such time as all of the Unrestricted Stock may be sold by the Sellers at any time without restriction or pursuant to the provisions of Rule 144 or until such earlier date as all of the shares registered pursuant to such registration statement shall have been sold or otherwise transferred to a third party.

        (b) With respect to the registration of the Unrestricted Stock, EESI will, as expeditiously as possible furnish to the Sellers such number of prospectuses, including copies of preliminary prospectuses, prepared in conformity with the requirements of the Act, and such other documents, as the Sellers may reasonably request in order to facilitate the public sale or other disposition of the securities to be sold by the Sellers.

        (c) All expenses incurred by EESI in effecting the registrations provided for in this Section 5.1 shall be paid by EESI, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for EESI, expenses of any audits incident to or required by any such registration and expenses of complying with the securities or "blue sky" laws of any jurisdictions.

        Section 5.2  Books and Records.  From the Closing Date to six years
                     -----------------
after the Closing Date, the Purchaser shall allow the Sellers and their agents access to all business records and files of the Companies pertaining to the operation of the Companies prior to the Closing Date which were delivered to the Purchaser in accordance with Section 1.5(u) of this Agreement ("Records") where the Shareholders or Companies require access to the Records for the purpose of preparing their tax returns, responding to any audit or informational request regarding their tax returns or if required by them for use in a judicial proceeding in which they are a party. Access to the records shall be during normal working hours at the location where such Records are stored. The Sellers shall have the right, at their own expense, to make copies of any Records provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere unreasonably with the normal conduct of the Purchaser's business. For a period of six years after the Closing Date, the Purchaser shall not dispose of or destroy any material Records without first providing written notice to the Shareholders at least 30 days prior to the proposed date of such disposition or destruction.

        Section 5.3  Replacement of Indebtedness.  The Company Debt is
                     ---------------------------
reflected in a Loan Agreement among the Companies and IESI Corp. providing for loans to the Companies aggregating $2 million principal amount, maturing on June 30, 1998, and bearing interest at the rate of 10% per annum, all as reflected on
Schedule 2.8. The Company Debt is secured by a first priority security interest in substantially all of the assets and all of the shares of capital stock of the Companies and Madison, all of the interests in and substantially all of the assets of the Partnership, and all of the capital stock and assets of the several affiliated companies that are parties to the New York Agreement. If a Closing under this Agreement shall not have occurred on or before June 20, 1998, Purchaser shall refinance the Company Debt and replace it with a loan from Purchaser to the Companies, Madison, the Partnership and their affiliates, on substantially the same terms as the terms contained in the Loan Agreement and related documents, but with a maturity of December 31, 1998; provided, in either case, that the Sellers and the Purchaser shall have received from the holders of the Company Debt all such releases and discharges as they may reasonably request, and, further provided, that the Companies, the Shareholders and their affiliates shall have granted to and perfected in favor of the Purchaser a first priority security interest in and lien on and to all collateral presently securing the Company debt and such other collateral as Purchaser may reasonably request. If a Closing occurs prior to June 20, 1998, Purchaser may at its option assume or repay the Company Debt.

        Section 5.4  Permitted Actions.  Notwithstanding any other provision of
                     -----------------
this Agreement, the Purchaser shall permit the Companies to transfer to the Shareholders or their designees any Excluded Asset (other than an asset required to be conveyed to Purchaser under the New York Agreement) at or prior to the Closing.


                                  ARTICLE VI
                            CONDITIONS OF PURCHASER
                            -----------------------

        The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the time of Closing of each of the following items which are conditions to the Closing.

        Section 6.1  Compliance by Sellers.  The Sellers shall have performed
                     ---------------------
and complied with all material obligations and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the Closing Date. All representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly permitted by this Agreement and the Purchaser shall have received a Certificate duly executed by each of the Sellers as to the foregoing.

        Section 6.2  Litigation Affecting This Transaction.  There shall be no
                     -------------------------------------
actual or threatened action by or before any court which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of Purchaser to own, operate or control the Assets which, in the judgment of the Boards of Directors of Purchaser, made in good faith and based upon advice of their counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement.

        Section 6.3  Fiscal Condition of Business.  There shall have been no
                     ----------------------------
material adverse change in the results of operations, financial condition or business of the Companies, taken as a whole, and the Companies taken as a whole shall have not suffered any material loss or damage to any of the Assets, whether or not covered by insurance, since the date of the Financial Statements.

        Section 6.4  Opinion of Counsel.  The Sellers shall have delivered to
                     ------------------
the Purchaser the opinion of counsel, dated the Closing Date, in the form annexed hereto as Schedule 1.11(e).

        Section 6.5  Consents.  All approvals, authorizations and consents
                     --------
required to be obtained shall have been obtained, and the Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to Purchaser and their counsel, of the granting of such approvals, authorizations and consents, including, without limitation the consents and approvals described on
Schedule 2.15 hereof.

        Section 6.6  Financial Statements.  The Purchaser shall have either
                     ---------------------
received pursuant to Section 4.7, all financial statements required by the applicable rules and regulations of the Securities Exchange Commission or been advised by Ernst & Young LLP that the Companies records are auditable.

        Section 6.7  Pooling of Interests Advice.  The Purchaser shall have
                     ---------------------------
received from Ernst & Young L.L.P., or such other accounting firm selected by EESI, advice reasonably satisfactory to it to the effect that transactions contemplated hereunder will be accounted for under the pooling of interests method of accounting.

        Section 6.8  Title to Real Property; Survey.  Each parcel of Real
                     ------------------------------
Property owned by the Companies, Madison, and the Partnership (other than Real Property comprising Excluded Assets) shall be insurable at regular standard rates by a reputable title company acceptable to Purchaser, and shall be free of any conditions, covenants, restrictions or encumbrances that impose any financial burden on the Purchaser or the premises or restrict the use of the premises. The Purchaser shall have received a commitment for title insurance for each such parcel and a current as built survey for each parcel reasonably acceptable in form and substance to it.

        Section 6.9  HSR.  The waiting period under the Hart-Scott-Rodino
                     ---
Antitrust Improvements Act of 1976, as amended, shall have terminated.

        Section 6.10  Company Debt.  All liens securing the Company Debt (other
                      ------------
than liens in favor of Purchaser) shall have been released and the releases contemplated by the proviso to Section 5.3 shall have been obtained or, if assumed by Purchaser, perfected in favor of Purchaser.

        Section 6.11  Due Diligence.  Sellers shall have delivered to Purchaser
                      -------------
the Schedules, and Purchaser shall have finished its review thereof, in accordance with and pursuant to Section 9.14.

                                  ARTICLE VII
                             CONDITIONS OF SELLERS
                             ---------------------

        The obligations of the Sellers to transfer the Assets in accordance with this Agreement shall be subject to the fulfillment at or prior to the time of Closing of each of the following conditions:

        Section 7.1  Compliance by Purchaser.  Purchaser shall have performed
                     -----------------------
and complied with all material obligations and conditions required by this Agreement to be performed or complied with by it at or prior to or at the Closing Date. All representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly permitted by this Agreement and the Sellers shall have received a Certificate duly executed by an officer of the Purchaser as to the foregoing.

        Section 7.2  Litigation Affecting This Transaction.  There shall be no
                     -------------------------------------
actual or threatened action by or before any court which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of Purchaser to own, operate or control any of the Assets and which, in the judgment of the Sellers, made in good faith and based upon advice of their counsel, makes it inadvisable to proceed with the transaction contemplated by this Agreement.

        Section 7.3  Payment.  The Purchaser shall have delivered to each of the
                     -------
Companies, as applicable, the EESI Stock in accordance with Sections 1.3 and 1.4.

        Section 7.4  Consents.  All approvals, authorizations and consents
                     --------
required to be obtained shall have been obtained, and the Sellers shall have been furnished with appropriate evidence, reasonably satisfactory to them and their counsel, of the granting of such approvals, authorizations and consents.

        Section 7.5  Opinion of Counsel.  The Purchaser shall have delivered to
                     ------------------
the Companies the opinion of counsel to the Purchaser, dated the Closing Date, in the form annexed hereto as Schedule 1.10(c).


                                 ARTICLE VIII
                                INDEMNIFICATION
                                ---------------

        Section 8.1  Indemnification by Sellers.  The Sellers each agree that
                     --------------------------
they will each, jointly and severally, indemnify, defend, protect and hold harmless the Purchaser and its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, successors and assigns from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, costs and expenses whatsoever (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown to the Sellers, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at, or after the date of this Agreement, from (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by the Sellers, set forth in this Agreement or in the Schedules attached to this Agreement or in the Collateral Documents; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Sellers made in this Agreement or in the Collateral Documents and to be performed by Sellers before or after the Closing Date; (c) any liability, claim, cost, expense or obligation whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, extraordinary or ordinary, patent or latent of any nature ("Liabilities") of (x) Lee Bin, Allegro, Madison or the Partnership not reflected on the Closing Date Statement, except for obligations under contracts, agreements and documents assumed by the Purchaser at the Closing which first mature and accrue after the close of business on the Closing Date, (y) any liability of Regional not reflected on the Closing Date Balance Sheet which accrues or matures or arises from events occurring prior to the close of business on the Closing Date, and (z) any Liability of the Shareholders, whether arising out of occurrences prior to, at, or after the date of this Agreement and (d) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a), (b) or (c) of this Section 8.1 of this Agreement has occurred.

        Section 8.2  Indemnification by Purchaser. Purchaser agrees that it will
                     ----------------------------
indemnify, defend, protect and hold harmless each Seller, and each of their respective officers, directors, divisions, subdivisions, affiliates, subsidiaries, parents, heirs, legal representatives, successors and assigns, as applicable, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, costs and expenses whatsoever (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown to the Purchaser, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at, or after the date of this Agreement, incurred by them, or any of them, as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties of Purchaser set forth in this Agreement or in the Schedules attached to this Agreement or in the Collateral Documents; (b) nonfulfillment of any agreement, covenant or condition on the part of Purchaser made in this Agreement or in the Collateral Documents and to be performed by Purchaser before or after the Closing Date; (c) any of the Guarantees; (d) the imposition upon, claim against, or payment by the Sellers of any of the Assumed Liabilities; and (e) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections
(a), (b), (c) or (d) of this Section 8.2 has occurred.

        Section 8.3  Procedure for Indemnification with Respect to Third Party
                     ---------------------------------------------------------
Claims
------

        (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. Such notice shall state the amount of the claim and the relevant details thereof.

        (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party pursuant to the provisions of Article VIII, as applicable, from and against the entirety of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,
(iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

        (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and
(iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld). In the case of (c)(ii) or (c)(iii) above, any such consent to judgment or settlement shall include, as an unconditional term thereof, the release of the Indemnifying Party from all liability in connection therewith.

        (d) If the conditions set forth in Section 8.3(b) above are or become unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses) and (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

        Section 8.4  Procedure for Non-Third Party Claims.  If Purchaser or
                     ------------------------------------
Sellers wish to make a claim for indemnity under Section 8.1 or Section 8.2, as applicable, and the claim does not arise out of a third party notification which makes the provisions of Section 8.3 applicable, the party desiring indemnification ("Indemnified Party") shall deliver to the parties from which indemnification is sought ("Indemnifying Party") a written demand for indemnification ("Indemnification Demand"). The Indemnification Demand shall state: (a) the amount of losses, damages or expenses to which the Indemnified Party has incurred or has suffered or is expected to incur or suffer to which the Indemnified Party is entitled to indemnification pursuant to Section 8.1 or
Section 8.2, as applicable; (b) the nature of the event or occurrence which entitles the Indemnified Party to receive payment under Section 8.1 or Section 8.2, as applicable. If the Indemnifying Party wishes to object to an Indemnification Demand, the Indemnifying Party must send written notice to the Indemnified Party stating the objections and the grounds for the objections ("Indemnification Objection"). If no Indemnification Objection is sent within forty-five (45) days after the Indemnification Demand is sent, the Indemnifying Party shall be deemed to have acknowledged the correctness of the claim or claims specified in the Indemnification Demand and shall pay the full amount claimed in the Indemnification Demand within sixty (60) days of the day the Indemnification Demand is dated. If for any reason the Indemnifying Party does not pay the amounts claimed in the Indemnification Demand, within thirty days of the Indemnification Demand's date, the Indemnified Party may institute legal proceedings to enforce payment of the indemnification claim contained in the Indemnification Demand and any other claim for indemnification that the Indemnified Party may have.

        Section 8.5  Survival of Claims.  All of the respective representations
                     ------------------
and warranties of the Sellers and the Purchaser shall survive consummation of the transactions contemplated by this Agreement for a period of eighteen months, the representations and warranties of the Sellers set forth in Sections 2.8 and
2.13 and, shall survive until the expiration of all applicable statutes of limitation and the representations and warranties of Sellers in Sections 2.2, 2.4(c) (to the extent that Section 2.4(c) relates to title), and 2.15 shall survive indefinitely.

        Section 8.6  Limitation.  No person shall be entitled under the
                     ----------
indemnification provisions of this Agreement to indemnification for damages resulting from breaches of representations and warranties until the damages suffered by the Purchaser's indemnitees or Seller's indemnitees, as applicable, exceeds $150,000; provided, however, that this limitation shall not be applicable to breaches of Sellers' representations and warranties relating to title, taxes, environmental matters, which are not listed on Schedule 2.13 to this Agreement or the New York Agreement or which result in liabilities in excess of those indicated on Schedule 2.13 to this Agreement or the New York Agreement, and accounts receivable.

                                  ARTICLE IX
                               OTHER PROVISIONS
                               ----------------

        Section 9.1  Nondisclosure by Sellers. Sellers recognize and acknowledge
                     ------------------------
that it has in the past, currently has, and in the future will have certain confidential information of the Companies such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Companies. Sellers agree that for a period of five (5) years from the Closing Date and as to any Records received by them under Section
5.3 of this Agreement, five (5) years from their receipt of the Records, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Sellers, unless (i) such information becomes known to the public generally through no fault of Sellers, (ii) the Sellers are compelled to disclose such information by a governmental entity or pursuant to a court proceeding, or (iii) the Closing does not take place. In the event of a breach or threatened breach by Sellers of the provisions of this Section, Purchaser shall be entitled to an injunction restraining Sellers from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

        Section 9.2  Nondisclosure by Purchaser.  Purchaser recognizes and
                     --------------------------
acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of the Companies, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Companies. Purchaser agrees that it will not utilize such information in the business or operation of Purchaser, or any of their affiliates or disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, unless (i) such information becomes known to the public generally through no fault of Purchaser or any of their affiliates (ii) Purchaser is compelled to disclose such information by a governmental entity or pursuant to a court proceeding or (iii) Closing takes place. In the event of a breach or threatened breach by Purchaser of the provisions of this Section, the Sellers shall be entitled to an injunction restraining Purchaser from utilizing or disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Sellers from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

        Section 9.3  Assignment; Binding Effect; Amendment.  This Agreement and
                     -------------------------------------
the rights of the parties hereunder may not be assigned (except (a) after Closing by operation of law by the merger of Purchaser, or (b) by Purchaser prior to closing to one or more wholly-owned subsidiaries of Purchaser) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Purchaser and the Sellers. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

        Section 9.4  Entire Agreement.  This Agreement is the final, complete
                     ----------------
and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as the Agreement. The Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind. The parties to this Agreement have relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to the Agreement and the transactions contemplated hereby.

        Section 9.5  Counterparts.  This Agreement may be executed
                     ------------
simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        Section 9.6  Notices.  All notices or other communications required or
                     -------
permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

        (a)  If to Purchaser, addressed to them at:

                        President
                        1000 Crawford Place
                        Mt. Laurel, NJ 08054

                        with a copy to:

                        Robert M. Kramer & Assoc., P.C.
                        1150 First Avenue, Suite 900
                        King of Prussia, PA 19406


        (b)  If to Sellers, addressed to
                        each Seller as set forth on
                        Exhibit "A" attached.

                        with a copy to:

                        Muchnick, Golieb & Golieb, P.C.
                        630 Fifth Avenue
                        New York, New York  10111
                        Attn: Howard W. Muchnick, Esq.

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section 9.6.

        Section 9.7  Governing Law.  This Agreement shall be governed by and
                     -------------
construed in accordance with the internal laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

        Section 9.8  No Waiver.  No delay of or omission in the exercise of any
                     ---------
right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

        Section 9.9  Captions.  The headings of this Agreement are inserted for
                     --------
convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

        Section 9.10  Severability.  In case any provision of this Agreement
                      ------------
shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        Section 9.11  Construction.  The parties have participated jointly in
                      ------------
the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means included, without limitation.

        Section 9.12  Extension or Waiver of Performance.  Either the Sellers or
                      -----------------------------------
Purchaser may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement, provided that any such extension or waiver shall be in writing and signed by the Sellers and the Purchaser.

        Section 9.13  Liabilities of Third Parties.  Nothing in this Agreement,
                      ----------------------------
whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors, heirs, legal representative and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third person any rights of subrogation or action over or against any party to this Agreement.

        Section 9.14  Disclosure on Schedules.  The parties acknowledge that
                      -----------------------
notwithstanding the provisions of the Agreement stating all Schedules and Exhibits to this Agreement are attached to the Agreement, none of the Schedules have been attached and certain of the Exhibits have not been attached. Sellers will deliver to Purchaser all Schedules to be attached to this Agreement as soon as reasonably possible but no later than thirty (30) days from the date of this Agreement. Purchaser will have fourteen (14) days from the date of delivery of the Schedules to review the Schedules and terminate the Agreement by sending written notice to Companies, if Purchaser is not satisfied with any material matter revealed by any Schedule. The parties hereto shall use their best efforts to agree upon and attach to this Agreement all Exhibits not attached to this Agreement on the date of this Agreement's execution. If the parties can not agree upon any Exhibits not attached to this Agreement by July 15, 1998, any of the parties may terminate this Agreement by sending written notice of termination to the other parties. Once the Schedules are produced and the Exhibits agreed upon the parties hereto shall execute a signature page which states that attached to the signature page are the Schedules and Exhibits to this Agreement. For purposes of this Agreement, a disclosure by any party hereto of any fact on any Schedule shall be deemed a disclosure on every Schedule of any party hereto to the extent such disclosure properly could have been made thereon but was not made. The parties to this Agreement shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The obligations of the parties to amend or supplement the Schedules shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, the condition to Closing set forth in Section 6.1 shall not be satisfied, if the amendment or supplementation of any Schedule by Sellers results in any of Sellers' representations and warranties changing in a manner which the Purchaser in good faith believes is materially adverse to the Purchaser, the Assets or the Business.

        Section 9.15  Arbitration.
                      -----------

                (a) Each and every controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the commercial rules (the "Rules") of the American Arbitration Association then obtaining, in Princeton, New Jersey and judgment upon the award rendered in such arbitration shall be final and binding upon the parties and may be confirmed in any court having jurisdiction thereof. Notwithstanding the foregoing, this Agreement to arbitrate shall not bar any party from seeking temporary or provisional remedies in any Court having jurisdiction if such party can establish irreparable harm. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement, which such demand shall set forth in the same degree of particularity as required for complaints under the Federal Rules of Civil Procedure the claims to be submitted to arbitration. Additionally, the demand for arbitration shall be stated with reasonable particularity with respect to such demand with documents attached as appropriate. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.

                (b) The arbitrators shall have the authority and jurisdiction to determine their own jurisdiction and enter any preliminary awards that would aid and assist the conduct of the arbitration or preserve the parties' rights with respect to the arbitration as the arbitrators shall deem appropriate in their discretion. The award of the arbitrators shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issues so submitted.

                (c) Within sixty (60) days after the commencement of any arbitration proceeding under this Agreement, each party shall file with the arbitrators its contemplated discovery plan outlining the desired documents to be produced, the depositions to be taken, if ordered by the arbitrators in accordance with the Rules, and any other discovery action sought in the arbitration proceeding. After a preliminary hearing, the arbitrators shall fix the scope and content of each party's discovery plan as the arbitrators deem appropriate. The arbitrators shall have the authority to modify, amend or change the discovery plans of the parties upon application by either party, if good cause appears for doing so.

                (d) The award pursuant to such arbitration will be final, binding and conclusive.

                (e) Counsel to the Purchaser and the Sellers in connection with the negotiation of and consummation of the transactions under this Agreement shall be entitled to represent their respective party in any and all proceedings under this Section or in any other proceeding (collectively, "Proceedings"). The Purchaser and the Sellers, respectively, waive the right and agree they shall not seek to disqualify any such counsel in any such Proceedings for any reason, including but not limited to the fact that such counsel or any member thereof may be a witness in any such Proceedings or possess or have learned of information of a confidential or financial nature of the party whose interests are adverse to the party represented by such counsel in any such Proceedings.

        Section 9.16  Costs and Expenses.  Expect as otherwise provided herein,
                      ------------------
the parties hereto shall each pay their own fees and expenses and those of their respective agents and advisors incurred in connection with the transactions contemplated by this Agreement (including, without limitation, all legal and accounting fees), except that the Purchaser shall be responsible for all Hart-Scott-Rodino filing fees.

        Section 9.17  Certain Pricing Determination.  In establishing the
                      -----------------------------
consideration payable under this Agreement, (a) the rights of the Companies under the Stericycle Agreement, relating

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

to the sale of the Companies' medical waste business were valued at $33,000 and
(b) the Hoboken property was valued at $1.75 million.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                PURCHASER

                                EASTERN ENVIRONMENTAL
                                SERVICES, INC.

                                By:  /s/ Robert M. Kramer
                                   --------------------------------
                                   Name:  Robert M. Kramer
                                   Title: Executive Vice-President

                                COMPANIES

                                FRANK AND JOSEPH SAVINO PARTNERSHIP


                                By:  /s/ Joseph Savino
                                   --------------------------------
                                   Name:  Joseph Savino
                                   Title: General Partner


                                REGIONAL RECYCLING, INC.


                                By:  /s/ Joseph Savino
                                   --------------------------------
                                   Name:  Joseph Savino
                                   Title: President


                                LEE BIN CONTAINERS, INC.


                                By:  /s/ Joseph Savino
                                   --------------------------------
                                   Name:  Joseph Savino
                                   Title: President


                                MADISON ENTERPRISES, INC.

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

                                By:  /s/ Joseph Savino
                                   -----------------------------
                                   Name:  Joseph Savino
                                   Title: President


                                ALLEGRO ENTERPRISES, INC.


                                By:  /s/ Joseph Savino
                                   -----------------------------
                                   Name:  Joseph Savino
                                   Title: President

                                SHAREHOLDERS

                                   /s/ Frank Savino
                                --------------------------------
                                Frank Savino

                                   /s/ Joseph Savino
                                --------------------------------
                                Joseph Savino


    AS TO THE OBLIGATIONS OF ESCROW AGENT IN SECTION 1.3(b) ONLY

                                ROBERT M. KRAMER & ASSOCIATES, P.C.


                                By:  /s/ Robert M. Kramer
                                   ---------------------------------
                                       Robert M. Kramer

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